UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 14, 2008

DELPHI FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11462	13-3427277

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, DE	19899

(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code	302-478-5142
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Not applicable.
(e) On February 14, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Delphi Financial Group, Inc. (the “Company”) approved 2007 cash bonus payments in the amounts of $1,200,000 and $840,000 to Robert Rosenkranz, the Company’s Chief Executive Officer, and Donald A. Sherman, the Company’s President and Chief Operating Officer, respectively. These approvals were made pursuant to the 2007 Performance Goals (the “2007 Goals”) adopted by the Committee in February 2007 under the Company’s Annual Incentive Compensation Plan (the “Annual Incentive Plan”). The 2007 Goals contained various independent performance elements, each of which, if satisfied, enabled these officers to earn specified percentages of their respective base salaries, subject to the ability of the Committee to exercise negative discretion. These elements included operating earnings per share, operating return on equity, Company stock performance, performance of the Company’s investment portfolio and of a new investment or insurance product initiative, and the completion of specified capital markets and other transactions.
On February 14, 2008, the Committee approved the payment of discretionary 2007 cash bonuses to the following other named executive officers in the following amounts: Harold F. Ilg — $482,434, and Robert M. Smith, Jr. — $500,000, and the payment of a cash bonus to the Company’s principal accounting and financial officer, Thomas W. Burghart, pursuant to the Reliance Standard Life Insurance Company (“RSL”) management incentive compensation plan for 2007 in the amount of $132,000. Such amount reflects a discretionary 10% upward adjustment in the amount earned by reason of RSL’s attainment of the 2007 operating income goal set forth in such plan.
On February 14, 2008, pursuant to the Company’s Second Amended and Restated Long-Term Performance-Based Incentive Plan (the “LTIP”), the Committee granted to Mr. Rosenkranz, effective on February 15, 2008, discretionary awards of (a) 42,896 deferred shares of the Company’s Class B Common Stock and (b) 128,689 options to purchase shares of the Company’s Class B Common Stock at a price of $29.14 per share, the closing price of the Company’s Class A Common Stock (the “Class A Stock”) on February 15, 2008 (the “Closing Price”). In addition to the provisions of the LTIP, the vesting of such deferred shares is subject to the requirements that a retirement that would otherwise entitle Mr. Rosenkranz to receive the underlying shares of stock must occur on or after February 6, 2011. Such requirement will be eliminated with respect to approximately one-third of the number of such deferred shares on the first, second and third anniversaries of the grant date.
On February 14, 2008, pursuant to the Company’s 2003 Employee Long-Term Incentive and Share Award Plan, as amended (the “Employee Plan”), the Committee granted to Mr. Sherman, effective on February 15, 2008, (a) 30,027 Class A Stock restricted share units (“Units”) and (b) options to purchase up to 90,082 shares of the Class A Stock at the Closing Price. The Units vest in three substantially equal annual installments beginning on February 6, 2011, as well as on other events substantially similar to those vesting events contained in the LTIP. The options will become exercisable in five substantially equal annual installments beginning on February 6, 2009.

On February 14, 2008, pursuant to the Employee Plan, the Committee also approved, effective on February 15, 2008, grants of options to Messrs. Smith and Ilg to purchase up to 225,000 and 125,000 shares, respectively, of the Class A Stock at the Closing Price. The options granted to Mr. Smith will become exercisable in the following amounts on the following dates: 22,500 on February 6, 2009; 45,000 on February 6, 2010; 67,500 on February 6, 2011 and 90,000 on February 6, 2012. The options granted to Mr. Ilg will become exercisable in a single installment on February 6, 2017.
On February 14, 2008, the Committee adopted 2008 performance goals for Messrs. Rosenkranz and Sherman pursuant to the Annual Incentive Plan. The performance elements and bonus structure of such 2008 performance goals are substantially similar to those contained in the 2007 performance goals for such officers, as discussed above. On such date, the Committee also approved the levels of the cash bonuses potentially attainable by Mr. Burghart under the RSL management incentive compensation plan for 2008 in connection with the attainment of the 2008 operating income goal set forth in such plan.
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI FINANCIAL GROUP, INC.
/s/ ROBERT ROSENKRANZ
Robert Rosenkranz
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Date: February 21, 2008